                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                 [ ]  Confidential, for Use of the Commission Only (as
                                                      permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[X]  Soliciting Material under Rule 14a-12


                        National Service Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set for the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     (5) Total fee paid:

         -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
     (3) Filing Party:

         -----------------------------------------------------------------------
     (4) Date Filed:

         -----------------------------------------------------------------------

On April 2, 2003, the Registrant issued the following press release:




                                                                      [NSI LOGO]


PRESS RELEASE

                                                     INVESTOR RELATIONS CONTACT:
                                                     CHESTER J. POPKOWSKI (CHET)
                                                          SENIOR VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER, AND TREASURER
                                                                  (404) 853-1205
                                               WEB SITE: www.nationalservice.com

                                 APRIL 2, 2003

                                       NSI
                                       ---
                   NSI ANNOUNCES AGREEMENT TO BE ACQUIRED BY
               CALIFORNIA INVESTMENT FUND, LLC FOR $10.00 / SHARE

                         REPORTS SECOND QUARTER RESULTS
                                      ---

ATLANTA -- National Service Industries, Inc. (NYSE: NSI) today announced that it has entered into a definitive merger agreement providing for the acquisition of NSI by an affiliate of California Investment Fund, LLC, a private investment firm based in San Diego, California. Pursuant to the agreement, each outstanding share of NSI common stock will be converted into the right to receive $10.00 in cash.

        The transaction originated with an unsolicited offer to NSI by California Investment Fund, LLC. The Board of Directors of NSI has unanimously approved and adopted the merger agreement. SunTrust Robinson Humphrey is serving as financial advisor to NSI.

        The closing of the transaction is subject to the approval of the NSI stockholders, the receipt of certain financing, and other customary conditions. Commitment letters have been obtained with respect to all necessary financing in connection with the transaction. The transaction is expected to close around midyear in calendar year 2003. Prior to the closing of the transaction, NSI is authorized under the terms of the merger agreement to receive and consider any alternative third-party proposals with respect to the acquisition of NSI.

        NSI's businesses will continue to operate under the names National Linen Service and Atlantic Envelope Company, and no significant operational or management changes are expected at the business-unit level. Brock A. Hattox, Chairman and Chief Executive Officer of NSI, intends to make his previously announced retirement effective upon consummation of the transaction.

        "Given the highly competitive industries in which we compete and the escalating costs of operating a public company of our relatively small size, management and the board of directors believe strongly that this transaction represents an excellent value for NSI stockholders," said Hattox, who became CEO following the spin-off of NSI's lighting and specialty chemical businesses to Acuity Brands, Inc. in December 2001. "It also continues the operations of NSI's market-leading operating companies in ways that should be seamless for employees, suppliers and customers."

                               2ND QUARTER RESULTS

        The Company also reported financial results today for the second quarter ended February 28,2003. Second quarter revenues totaled $121.4 million, down 8 percent from last year's $132.0 million. Net loss for the quarter was $5.2 million, or $0.49 per diluted share, compared to last year's break-even results.

        The decrease from last year's results is primarily attributable to lower direct mail and credit card solicitation envelope volumes, pricing pressures and lower volumes in the textile rental industry.

                             TEXTILE RENTAL SEGMENT

        Textile rental segment second quarter revenues of $76.1 million decreased 1.5 percent from last year's $77.3 million. The reduction in revenues is primarily attributable to the sale of the San Diego business in the first quarter and the discontinuance of a significant health care segment customer at the end of the fourth quarter last year. Additionally, volumes per customer continue to be impacted by soft economic conditions. Operating loss for the quarter was $1.5 million compared to last year's reported profit of $1.3 million. Last year's results included approximately $700 thousand of net gains from a previously divested business and restructuring plans. The decrease in operating results for 2003 is largely due to lower revenues; increased employee benefits costs; one-time restructuring gains in 2002; and unfavorable results from several under-performing linen plants.

                                ENVELOPE SEGMENT

        The envelope segment second quarter revenues of $45.3 million represent a 17.2 percent decline from last year's $54.7 million and an operating loss of $2.1 million compared to last year's profit of $649 thousand. Operating results decreased largely as a result of the volume reduction.

                          CORPORATE AND INTEREST COSTS

        Corporate expenses were $4.0 million for the second quarter compared to last year's $1.9 million due primarily to costs associated with the previously announced retirement of the Company's chairman.

        For the Company's second fiscal quarter ended February 28, 2003, the Company failed to comply with two financial covenants in the Company's $40.0 million unsecured credit facility, which resulted in an event of default under the credit agreement. The covenants in question require the Company, as of the end of each fiscal quarter, to maintain a minimum ratio of Income Available For Fixed Charges to Fixed Charges for the preceding four consecutive fiscal quarters and a minimum amount of Stockholders' Equity (as such terms are defined in the credit agreement). On March 28, 2003, the lender agreed to waive the event of default pursuant to an agreement that will require the Company to obtain the lender's approval of any additional borrowings under the credit facility. As of February 28, 2003 and the date of this release, there were $11.4 million of letters of credit issued under the credit facility, but no other borrowings outstanding under the credit facility. The credit facility is expected to be terminated upon consummation of the proposed merger.

        Additionally, during the quarter ended February 28, 2003, the Company engaged external consulting economists to review the Company's expected future asbestos claims liabilities. Based on information supplied by this study and management's knowledge and experience regarding its asbestos liabilities, the Company concluded that an increase in its accrued liabilities for asbestos related costs was necessary. The increase in the liabilities resulting from this review process was a minimum increase of $138.0 million to a maximum increase of $209.0 million. Management does not believe any amount in the range is more probable than any other. Therefore, as of February 28, 2003, the Company increased its liabilities for asbestos related costs by approximately $138.0 million, the low end of the range. The Company also believes it has adequate insurance coverage available to cover this increase in liabilities and therefore recorded an additional insurance recovery asset of $138.0 million.

        Management continues to monitor claims activity, credit worthiness of insurers, the status of lawsuits (including settlement initiatives), legislative developments and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from the Company's underlying assumptions. As additional information becomes available, the Company will reassess its liability and revise estimates as appropriate.

        "Conditions in our markets worsened since we reported our first quarter results. Although Atlantic Envelope remains the preferred vendor for a number of large financial services companies, volumes have dropped significantly due to consumer concerns over elevated personal debt levels and the uncertainty of the general economy. Business travel has not recovered from the pre-September 11th levels, placing significant pricing pressure on the fine dining and lodging markets served by National Linen Service. This pressure has limited the ability to increase prices to offset the increased costs of labor, benefits, insurance and fuel. In addition, the inclement weather experienced during the quarter only made our challenges greater," said Hattox. "Given this difficult operating environment, we are continuing to focus our resources on improving our selling efforts, resizing our operations, implementing cost reductions and improving our operating efficiency."

                               FIRST HALF RESULTS

        First half revenues of $241.5 million decreased 9.4 percent over the same period a year ago. Net loss for the first six months of the fiscal year was $7.1 million, or $0.68 per diluted share, compared to a net loss of $28.8 million, or $2.80 per diluted share, in the first six months of 2002. Excluding the loss from discontinued operations of $7.5 million, or $0.73 per share, and the cumulative effect of a change in accounting principle for goodwill impairment of $17.6 million or $1.71 per share, loss from continuing operations for the first half of fiscal 2002 totaled $3.7 million, or $0.36 per diluted share.

        "In December, we estimated that, absent any further economic deterioration, NSI would incur losses in the first half and experience a profitable second half, resulting in estimated full-year net earnings of between break-even and $3.0 million," Hattox said. "As we begin the stronger half of our fiscal year we anticipate returning to profitability for the third and fourth quarters. However, given the uncertainty of the general economy, conditions are too cloudy at this time to affirm or continue to furnish full-year guidance."

                                 CONFERENCE CALL

        The Company will host a conference call on April 2, 2003 at 4:00 p.m. ET to discuss the transaction and the second quarter results. This call will be web cast live at the NSI website: www.nationalservice.com. A replay of the call will also be posted to this site within two hours of the completion of the conference call and will be archived on the site for three weeks.

                     INFORMATION ON THE SALE OF THE COMPANY

        NSI will file a copy of the definitive merger agreement with the Securities and Exchange Commission (SEC) as an exhibit to a Current Report on Form 8-K.

        In connection with NSI's solicitation of proxies with respect to its special meeting of stockholders concerning the proposed merger, NSI will file a proxy statement with the SEC and furnish NSI stockholders with a copy of the proxy statement. NSI stockholders will be able to obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. NSI stockholders may also obtain a free copy of the proxy statement and other documents (when available) by directing a request by mail or telephone to National Service Industries, Inc., 1420 Peachtree Street, Atlanta, Georgia 30309, Attention: Investor Relations,
 Telephone: (404) 853-1228.

        AS IN ALL PROXY MATTERS, THE PROXY STATEMENT SHOULD BE READ CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER. NSI STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS RELATING TO THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

        NSI and its directors may be deemed to be "participants" in the solicitation of proxies from NSI stockholders in favor of the merger agreement. Information regarding the persons who may be considered "participants" in the solicitation of proxies will be set forth in the proxy statement when it is filed with the SEC. Information regarding certain of these persons is also set forth in the Schedule 14A filed by NSI on November 22, 2002 with the SEC.

                                      * * *

        National Service Industries, Inc., with fiscal year 2002 sales of $530 million, has two business segments -- textile rental and envelopes.

                                      * * *


        Certain information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently uncertain and involve risks. Statements that are not historical facts, including statements about management's estimates, beliefs and expectations, are forward-looking statements. These statements include, among others, statements regarding the expected timing of the closing of the merger transaction with California Investment Fund, LLC and the outlook for the Company's future operating and financial results. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on management's beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, the timely satisfaction of the conditions set forth in the Merger Agreement, including the receipt of all necessary financing to complete the Merger, assumptions regarding expected outcomes of pending litigation and dispute resolution, the expected costs of pending and future asbestos claims, the solvency of NSI's insurers and the resolution of allocation and coverage issues with those insurers on a basis consistent with management's current expectations, competitive conditions in the Company's businesses, the economic effects of war and acts of terrorism, and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond NSI's ability to control or predict. Such factors include, but are not limited to, (a) delays in the receipt of necessary financing and third party and governmental consents to complete the Merger, (b) unexpected developments or outcomes in NSI's legal proceedings, (c) the risk of additional insolvencies among NSI's insurance carriers or coverage disputes with carriers, and (d) the risk of an increase or acceleration in the number of asbestos-related claims filed against NSI. NSI does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

                                     * * *

NATIONAL SERVICE INDUSTRIES, INC.
Condensed Consolidated Balance Sheets (unaudited)
(amounts in thousands)


                                                                        FEBRUARY 28,  August 31,
                                                                            2003         2002
                                                                        ------------  ----------
ASSETS
Current Assets:

  Cash and Cash Equivalents                                               $  9,478     $ 20,969
  Receivables, net                                                          50,100       52,198
  Inventories and Linens in Service                                         66,736       67,843
  Insurance Receivable                                                      95,483       42,024
  Other Current Assets                                                      12,034        5,779
                                                                          --------     --------
    Total Current Assets                                                   233,831      188,813
                                                                          --------     --------

Property, Plan and Equipment, net                                          141,150      147,956
Insurance Receivable                                                       216,886      140,831
Other Assets                                                                41,247       41,498
                                                                          --------     --------

TOTAL ASSETS                                                              $633,114     $519,098
                                                                          ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Portion of Litigation Accrual                                     $ 82,849     $ 41,288
Other Current Liabilities                                                   57,496       64,548
Long-Term Debt and Capital Lease Obligations, Less Current Maturities          885          984
Deferred Income Taxes                                                       11,770        7,853
Litigation Accrual, less Current Portion                                   249,414      166,844
Other Long-Term Liabilities                                                 17,297       16,948
Stockholders' Equity                                                       213,403      220,633
                                                                          --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $633,114     $519,098
                                                                          ========     ========

Condensed Consolidated Cash Flows (unaudited)
(amounts in thousands)

                                                            SIX MONTHS ENDED
                                                       --------------------------
                                                       FEBRUARY 28,  February 28,
                                                           2003          2002
                                                       ------------  ------------
CASH PROVIDED BY (USED FOR):

Operations-
  Net loss from continuing operations                    $ (7,083)     $ (3,689)
  Depreciation and amortization                            12,902        12,530
  Other operating activities                              (14,796)       (8,948)
  Net cash provided by discontinued operations                 --         6,935
                                                         --------      --------
    Cash (Used for) Provided by Operations                 (8,977)        6,828
                                                         --------      --------
Investing-
  Purchases of property, plant and equipment               (4,478)      (10,607)
  Sale of property, plant and equipment                       441           705
  Acquisitions                                               (356)          (60)
  Divestitures                                              4,784         1,062
  Other investing activities                                   --          (149)
                                                         --------      --------
    Cash Provided by (Used for) Investing Activities          391        (9,049)
                                                         --------      --------
Financing-
  Repayments of capital lease obligations                     (91)           --
  Repayments of long-term debt, net                        (2,077)        8,590
  Treasury stock transactions, net                            156           679
  Cash dividends                                             (893)       (7,048)
                                                         --------      --------
    Cash (Used for) Provided by Financing Activities       (2,905)        2,221
                                                         --------      --------

Net Change in Cash and Cash Equivalents                   (11,491)           --
Cash and Cash Equivalents at Beginning of Period           20,969            --
                                                         --------      --------
Cash and Cash Equivalents at End of Period               $  9,478           $--
                                                         ========      ========

Asbestos Claims Summary

                                                                   YEAR-TO-DATE
                                                             ----------------------
                                                               2003           2002
                                                             --------      --------
Open Claims Pending, August 31,                                35,300        35,000
  Served                                                       19,700         4,900
  Dismissed                                                    (3,500)      (11,300)
  Settled                                                     (12,300)       (2,800)
                                                             --------      --------
Open Claims Pending, February 28,                              39,200        25,800
  Claims settled but not yet finalized                         (9,700)       (2,800)
                                                             ========      ========
                                                               29,500        23,000
                                                             ========      ========

CCR claims settled but not yet finalized                        7,000         7,900
Year to date average resolution indemnity cost per claim     $  2,262      $    880
                                                             ========      ========

NATIONAL SERVICE INDUSTRIES, INC.
Summary of Operations (unaudited)
(amounts in thousands, except per-share data)


                                                         THREE MONTHS ENDED           SIX MONTHS ENDED
                                                     --------------------------  --------------------------
                                                     FEBRUARY 28,  FEBRUARY 28,  FEBRUARY 28,  FEBRUARY 28,
                                                        2003           2002         2003          2002
                                                     ------------  ------------  ------------  ------------
Sales and Service Revenues:
  Textile rental                                      $  76,142     $  77,335     $ 152,234     $ 156,171
  Envelope                                               45,307        54,703        89,278       110,256
                                                      ---------     ---------     ---------     ---------
    Total Operating Revenues                            121,449       132,038       241,512       266,427
                                                      ---------     ---------     ---------     ---------

Operating Profit (Loss):
  Textile rental                                         (1,454)        1,342        (3,560)       (4,037)
  Envelope                                               (2,139)          649        (3,078)        2,803
                                                         (3,593)        1,991        (6,638)       (1,234)
  Corporate                                              (3,950)       (1,892)       (3,999)       (4,636)
  Interest expense, net                                      47           168            48           279
  Loss from continuing operations before
    taxes and cumulative effect of a change in
    accounting principle                                 (7,590)          (69)      (10,685)       (6,149)
  Income tax benefit                                     (2,431)          (28)       (3,602)       (2,460)
  Loss from continuing operations before
    cumulative effect of a change in accounting
    principle                                            (5,159)          (41)       (7,083)       (3,689)
Discontinued Operations:
  Income from discontinued operations, net of tax            --            --            --        11,534
  Costs associated with effecting spin-off, net of
    tax benefit                                              --            --            --       (19,069)
Cumulative effect of a change in accounting
  principle, net of tax benefit                              --            --            --       (17,602)
                                                      ---------     ---------     ---------     ---------
Net Loss                                                ($5,159)         ($41)      ($7,083)      ($8,826)
                                                      =========     =========     =========     =========

Basic and Diluted EPS:
Loss from continuing operations before
    cumulative effect of a change in accounting
    principle                                            ($0.49)       ($0.00)       ($0.68)       ($0.36)

Discontinued Operations:
  Income from discontinued operations, net of tax            --            --            --          1.12
  Costs associated with effecting spin-off, net of
    tax benefit                                              --            --            --         (1.85)
Cumulative effect of a change in accounting
  principle, net of tax benefit                              --            --            --         (1.71)
                                                      ---------     ---------     ---------     ---------
Net Loss                                                 ($0.49)       ($0.00)       ($0.68)       ($2.80)
                                                      =========     =========     =========     =========

Basic weighted-average shares outstanding
  during period                                          10,436        10,317        10,402        10,310
Diluted weighted-average shares outstanding
  during period                                          10,436        10,317        10,402        10,310
Dividends paid per share                              $    0.04     $    0.04     $    0.08     $    0.68
Actual shares outstanding end of period                   11,186        10,946

         On April 2, 2003, the Registrant distributed the following materials to certain of its employees, together with a copy of the press release included above:

                         (NATIONAL LINEN SERVICE LOGO)


Date: April 2, 2003

To: National Linen Service Employees

Subject: Important news about the future of National Linen Service

------------------------------------------------------------------------------

This morning, NSI announced that it has approved a tender offer from California Investment Fund, to buy 100% of the company's stock at $10.00 per share. Subject to approval by the SEC and a vote of NSI's shareholders, this would result in NSI and NLS becoming private companies, owned by CIF. A copy of NSI's press release is attached.

I agree with NSI's Board of Directors that this is a good thing for our company. It is good for us and our fellow shareholders, because the price CIF is offering is well above the recent value of the stock. It will also be good for our customers and for us, as associates, because being private will reduce our costs and bring greater clarity, flexibility and focus.

I am also excited about the opportunity to work with CIF, especially Michael Kelly, their CEO. Michael is an enthusiastic and dynamic entrepreneur. He is as excited about the value and potential of National Linen as we are.

For most of us, this development will mean less change than you might expect. We have not abandoned our mission to be a world-class service company and the clear leader in our markets. We will still operate as National Linen Service, and we will still be part of NSI. Our headquarters will remain in Atlanta. CIF has agreed to maintain compensation and benefit programs. In a day-to-day sense, most of us will notice little impact on our work, our pay, or our benefits.

The process of getting SEC and shareholder approval for this change will take time, possibly several months. In the meantime, the best thing each of us can do is to remain focused on executing our mission, on doing our jobs to the best of our ability, and on improving the results of the company.

As always, thank you for your hard work and dedication to National Linen Service. As National Linen embarks on this new chapter in its history, I look forward to a long and bright future for our company.


Sincerely,

/s/ Richard
-----------------------
Richard W. LeBer

           FREQUENTLY ASKED QUESTIONS, NSI-CIF ANNOUNCEMENT

DESCRIBE THE TRANSACTION THAT NSI ANNOUNCED TODAY.

NSI has received an unsolicited offer to purchase 100 percent of the common shares of NSI at a significant premium to recent valuations. If completed, the merger will result in NSI becoming a private company. The potential buyer, California Investment Fund (CIF), LLC, has offered a price of $10.00 per share. NSI stock closed yesterday at $5.20 per share.

WHO IS CIF?

California Investment Fund, LLC, is a California-based private investment firm that specializes in the acquisition of under-valued assets. CIF, which has a mid- to long-term investment horizon, completes all transactions through the direct placement of private equity. The company is lead by Michael Kelly.

Why is CIF offering so much for NSI?

CIF management believes that they can more easily improve NSI's profitability as a private company. There is a significant difference between NSI's book value and market price. They believe, as we do, that NSI's current stock price does not fully reflect the inherent value of the component businesses and their people.

WILL NSI CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE?

No. NSI will be a private company.

DID NSI MANAGEMENT ACTIVELY SEEK BUYERS FOR THE COMPANY?

No. This is an unsolicited offer. NSI's Board of Directors and management support the merger because it is good for shareholders, customers and employees. NSI has a history of buying and selling companies. It has always been the company's practice to consider any offer that combines the right price and the right opportunity. We believe this merger meets both criteria and returns NSI to its entrepreneurial roots.

WILL THE COMPANY REMAIN IN ATLANTA?

Yes. If the merger is approved, NSI's headquarters will remain in Atlanta.

WHEN WILL THE TRANSACTION TAKE PLACE?

The Board authorization to proceed was obtained at a special Board meeting yesterday. The merger is subject to review and clearance of the proxy materials by the Securities and Exchange Commission and approval by more than 50 percent of NSI shareholders. It is anticipated that the process will take 90 to 120 days, with the merger being finalized in early summer.

WILL THE MERGER RESULT IN ANY LAYOFFS OR NEW POSITIONS?

Most of NSI's 6,600 workforce will not experience any job impacts due to this merger. Many of the corporate staff members at NSI, approximately 15 people, will remain with NSI. For those whose positions are eliminated because of change in responsibilities, NSI will provide fair and equitable severance arrangements.

WHY IS THIS A GOOD MOVE?

Management believes the merger is in the best interest of shareholders, customers and employees. For shareholders, merger provides a significant premium for their NSI shares and provides liquidity. NSI's size as a microcap company makes it difficult to garner investor's attention, although it is a sound, debt-free company with market leading operating units.

For customers, the change of ownership will be seamless. Service levels and customer relationships will remain the same. Becoming a private company will result in greater flexibility and cost savings that can benefit customers.

For employees, most will experience business as usual. Existing employee compensation and benefits programs will be maintained. CIF has a mid- to long-term investment horizon, which will provide stability for the operating companies. As with any business transaction, some adjustments will likely take place, but it is anticipated that most employees will not experience any change.

WILL I HAVE A JOB AFTER THE MERGER IS COMPLETED?

It is anticipated that operating unit employees will retain their positions. Some corporate positions may be impacted due to changing responsibilities. Those individuals will be provided with fair and equitable severance arrangements.

WILL MY COMPENSATION OR BENEFITS CHANGE?

NSI has developed a comprehensive array of employee benefit plans for its employees. CIF has agreed to maintain current employee compensation and benefit programs. Although it is impossible to say with certainty how CIF will conduct business in the future, they have a stated goal to maintain comprehensive, cost effective benefit plans for all employees.

WHAT WILL HAPPEN TO MY 401(K) ACCOUNT?

CIF has agreed to maintain all current compensation and benefit programs. If you currently hold NSI shares in your 401(k) account, you will receive a distribution in your 401(k) account. Future matching company funds will be in cash rather than in stock.

WILL THE EMPLOYEE STOCK PURCHASE PLAN (ESPP) BE CONTINUED?

Because NSI will become a privately held company following the merger, an employee stock purchase plan will not be available.

WILL THERE BE RETENTION BONUSES FOR SOME PERSONNEL?

Because of the rapid timeframe for this transaction, and the anticipation that most employees will not be impacted by it, no alternative incentive programs will be developed.

WHAT CHANGES ARE IN STORE FOR AECO AND NLS DUE TO THIS MERGER?

If the merger is approved, the change of ownership will be the biggest change. For most employees, this change will have little or no affect on the work they do, their pay or benefits.

WHEN WILL EMPLOYEES MEET MICHAEL KELLY?

Mr. Kelly will be working with the NSI leadership team to ensure a smooth transition. He will be communicating with the NLS and AECO leadership team and employees following approval of the merger.

           Fact Sheet: NSI-CIF Transaction Announcement

--------------------------------------------------------------------------------

National Service Industries (NYSE-NSI) has received an unsolicited offer to purchase 100 percent of the common shares of NSI at a significant premium to recent valuations. If completed, the merger will result in NSI becoming a private company.

The potential buyer, California Investment Fund (CIF), LLC, has agreed to a price of $10.00 per share. NSI stock closed at $5.20 per share yesterday. The transaction is subject to review of the proxy materials and clearance by the Securities and Exchange Commission (SEC) and approval by more than 50 percent of NSI shareholders.

CIF is a California-based private investment firm that specializes in the acquisition of under-valued assets. The company, which has a mid- to long-term investment horizon, completes all transactions through the direct placement of private equity.

NSI's Board and executive leadership are supporting the transaction for the following reasons:

        - The merger provides outstanding value for NSI shareholders. It pays shareholders a significant premium for the NSI shares and provides liquidity. It is particularly attractive in the current depressed economy.

        - If the transaction is completed, NSI's market-leading operating companies, National Linen Service and Atlantic Envelope Company will continue uninterrupted operations through and following the closure of the transaction. NSI will continue to function as a holding company for the operating units. The change of ownership will have no impact on business operations and should be seamless to customers, suppliers, and employees.

        - The majority of current competitors are privately owned companies. It is anticipated that greater flexibility and savings will result from taking the company private.

CIF has agreed to maintain existing compensation and benefits programs and retain the business unit presidents. In December 2002, NSI Chairman and Chief Executive Officer Brock Hattox announced his retirement. He will remain with the Company through resolution of the transaction.

NSI has begun the process of seeking SEC and shareholder approval. It is anticipated that the transaction will be completed within 90 to 120 days.

NSI has a history of buying and selling companies. It has always been the company's practice to consider any offer that combines the right price and the right opportunity. We believe this transaction meets both criteria and returns NSI to its entrepreneurial roots.

On April 2, 2003, the Registrant posted the following information on it website (www.nationalservice.com), together with a copy of the press release included above:

           INVESTOR FREQUENTLY ASKED QUESTIONS

DESCRIBE THE TRANSACTION THAT NSI ANNOUNCED TODAY.

NSI has received an unsolicited offer to purchase 100 percent of the common shares of NSI at a significant premium to recent valuations. If completed, the merger will result in NSI becoming a private company. The potential buyer, California Investment Fund (CIF), LLC, has offered a price of $10.00 per share. NSI stock closed yesterday at $5.20 per share. The merger is subject to review and clearance of the proxy materials by the Securities and Exchange Commission
(SEC) and will require approval by more than 50 percent of NSI shareholders.

WHO IS CIF?

California Investment Fund, LLC, is a California-based private investment firm that specializes in the acquisition of under-valued assets. CIF, which has a mid- to long-term investment horizon, completes all transactions through the direct placement of private equity. The company is lead by Michael Kelly.

WILL NSI CONTINUE TO BE LISTED ON THE NEW YORK STOCK EXCHANGE?
No. NSI will be a private company.

DID NSI MANAGEMENT ACTIVELY SEEK BUYERS FOR THE COMPANY?

No. This is an unsolicited offer. NSI's Board of Directors and management support the merger because it is good for shareholders, customers and employees. NSI has a history of buying and selling companies.

It has always been the company's practice to consider any offer that combines the right price and the right opportunity. We believe this merger meets both criteria and returns NSI to its entrepreneurial roots.

WILL THE COMPANY REMAIN IN ATLANTA?

Yes. If the merger is approved, NSI's headquarters will remain in Atlanta.

WHEN WILL THE MERGER TAKE PLACE?

The Board authorization to proceed was obtained at a special Board meeting held yesterday. It is anticipated that the process will take 90 to 120 days, with the merger being finalized in early summer if appropriate approval are obtained.

WHY DO THE BOARD AND MANAGEMENT SUPPORT THIS MERGER?

They believe the merger is in the best interest of shareholders, customers and employees. For shareholders, the merger provides a significant premium for their NSI shares and provides liquidity. NSI's size as a microcap company makes it difficult to garner investor's attention, although it is a sound, debt-free company with market leading operating units. For customers, the change of ownership will be seamless. For employees, most will experience business as usual.

WHAT WILL HAPPEN TO THE SHAREHOLDER DIVIDEND?

The dividend will be paid at the discretion of the Board of Directors. Once the merger is complete, NSI stock will be retired. NSI will be a private company, and as such, will not pay dividends.

WHEN IS THE OFFER EFFECTIVE AND HOW LONG DO I HAVE TO ACT?

We believe that the merger will be completed within 90 days. The Securities and Exchange Commission (SEC) must review and clear the proxy materials. Once the proxy materials are cleared, shareholders will be asked to vote by proxy or at a shareholders meeting. An affirmative vote of more than 50 percent of the shareholders is required to approve the transaction. If approved, shareholders will receive directions from NSI on how to surrender shares and obtain cash payments.

IS THIS A TAX-FREE TRANSACTION LIKE THE SPIN-OFF?

No. This is an outright sale. As such, any compensation obtained through the sale of shares would be subject to federal and state taxes.

WHAT HAPPENS IF SHAREHOLDERS VOTE AGAINST THIS PROPOSAL?

If the transaction does not obtain SEC and shareholder approval, it will not be implemented.

WHAT HAPPENS IF I HAVE LOST MY NSI CERTIFICATES?

Call NSI's transfer agent, Equiserve, at 1-877 DIAL-NSI if you have any questions regarding your NSI shares.

WHICH PROFESSIONAL SERVICE COMPANY IS SUPPORTING THIS TRANSACTION?

SunTrust Robinson Humphrey is the financial advisor to NSI.